Exhibit 1.4

EXECUTION VERSION

Date:	November 19, 2019

To:	MGM Growth Properties LLC
1980 Festival Plaza Drive, Suite #750
Las Vegas, NV 89135

From:	Bank of America, N.A.

Re:	Confirmation for Registered Share Forward Transactions

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“Dealer”) and MGM Growth Properties LLC, a Delaware limited liability company (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

The Agreement and this Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if we had executed an agreement in such form on the date of this Confirmation (but without any Schedule except for the elections that (i) the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, with a “Threshold Amount” for Dealer equal to 3% of stockholders’ equity of Bank of America Corp. and a “Threshold Amount” for Counterparty equal to USD 75,000,000, provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” has the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” (ii) the Credit Event Upon Merger provisions will apply to both parties, and (iii) Automatic Early Termination will not apply to either party, and with the other modifications and elections provided herein).

THIS CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE

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UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS CONFIRMATION OR THIS TRANSACTION.

The parties hereby agree that, other than the Transaction to which this Confirmation relates, no Transaction shall be governed by the Agreement.

If, in relation to this Transaction, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

For purposes of the Equity Definitions, this Transaction will be deemed to be a Share Forward Transaction.

1.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 19, 2019.

Effective Date:	November 22, 2019, or such later date on which the conditions set forth in Paragraph 5(a) below have been satisfied.

Buyer:	Dealer

Seller:	Counterparty

Shares:	Class A common shares representing limited liability company interests of Counterparty (Ticker Symbol: “MGP”).

Number of Shares:	Initially, 4,000,000 Shares (the “Initial Number of Shares”), provided that the Number of Shares is subject to reduction as provided in Paragraph 5(a) below.

On each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Maturity Date:	August 19, 2020 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Initial Forward Price:	USD 30.078125.

Forward Price:	(a) On the Effective Date, the Initial Forward Price; and

(b) on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price as determined in accordance with the foregoing for such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

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Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to the extent it determines, in good faith and its commercially reasonable discretion, that such an adjustment is appropriate and necessary to preserve the economic intent of the parties by offsetting the economic effect of the Dealer having received the benefit of both (i) the Forward Price Reduction Amount and (ii) the ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Amount (taking into account Dealer’s commercially reasonable hedge positions in respect of this Transaction).

Notwithstanding any other provision herein to the contrary, the Forward Price shall in no event be less than USD 0.01 per Share.

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) the Overnight Bank Rate (or, if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 360.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.75%.

Forward Price Reduction Dates:	As set forth on Schedule I.

Forward Price Reduction Amounts:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) for Dealer to refrain from or decrease any market activity in connection with this Transaction.

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Exchange:	The New York Stock Exchange.

Related Exchange:	All Exchanges.

Clearance System:	The Depository Trust Company.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Settlement Terms:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date that is either:

(a) designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, if Physical Settlement applies, and (ii) (x) 60 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is greater than or equal to 2,000,000, or (y) 30 Scheduled Trading Days, if the number of Settlement Shares specified in such Settlement Notice is less than 2,000,000, prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer (or its affiliate) shall fully unwind Dealer’s commercially reasonable hedge, as determined by Dealer in a commercially reasonable manner, with respect to the portion of the Number of Shares to be settled during an Unwind Period by a date that is more than one Settlement Cycle prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; or

(b) designated by Dealer as a Settlement Date pursuant to Section 8(b) below;

provided that in each case the Maturity Date will be a Settlement Date if on such date the Number of Shares for which a Settlement Date has not already been designated is greater than zero; and provided further that, following the occurrence of at least three consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with respect to the remainder of such Settlement Shares shall, subject to clause (ii) in “Settlement Method Election” below, recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.

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In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable determination of Dealer, such settlement or Dealer’s related market activity in respect of such date would result, or is reasonably likely to result, in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

Settlement Shares:	(a) With respect to any Settlement Date other than the Maturity Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant Section 8(b) below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the Number of Shares at that time and (ii) in the case of a designation by Counterparty, be at least equal to the lesser of 300,000 and the Number of Shares at that time; and

(b) with respect to the Settlement Date on the Maturity Date, a number of Shares equal to the Number of Shares at that time;

in each case with the Number of Shares determined taking into account pending Settlement Shares.

Settlement Method Election:	Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty, as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (A) in a manner that, in the reasonable discretion of Dealer, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and would not raise material risks under applicable securities laws or (B) due to the occurrence of three Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Section 8(b) below) and (iv) if the Maturity Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty in the form set forth in paragraphs (c), (e), (g), (j) and (l) in Section 7 below.

Physical Settlement:	If Physical Settlement is applicable, then Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by

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Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:	An amount determined by the Calculation Agent equal to:

(a)   (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus a commercially reasonable commission, which in no event shall exceed USD 0.03, minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer (or its affiliate) purchases Shares during the Unwind Period, as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the Shares to unwind Dealer’s commercially reasonable hedge (or, if Net Share Settlement applies, to unwind all or a portion of Dealer’s hedge, including any purchases of Shares for delivery to Counterparty, in each case as determined by Dealer in a commercially reasonable manner at prices that reflect prevailing market prices for the Shares), in each case with respect to the portion of the Number of Shares to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b)   the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Dealer

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shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the applicable Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	The period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date for such Transaction through the date that is one Settlement Cycle preceding such Settlement Date, subject to “Termination Settlement” as described in Section 8(b) below.

Share Cap:	Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (i) 1.50 times the sum of the Initial Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions, minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer hereunder prior to such Settlement Date.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, the declaration or payment of a cash dividend other than an Early Ordinary Dividend shall not constitute a Potential Adjustment Event.

Consequences of Early Ordinary Dividend Payment:	Notwithstanding anything to the contrary in Section 11.2(c) of the Equity Definitions, if an ex-dividend date for any cash dividend for any calendar quarter that is not an Excess Dividend or an Extraordinary Dividend (each as defined below) occurs before the Forward Price Reduction Date corresponding to such quarter (an “Early Ordinary Dividend”), the Calculation Agent shall make such commercially reasonable adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of the timing of such Early Ordinary Dividend.

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Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event, except any Extraordinary Event that also constitutes a Bankruptcy Termination Event (as defined below) and expressly excluding Failure to Deliver, Hedging Disruption, Increased Cost of Hedging and Increased Cost of Stock Borrow, shall be as specified below under the headings “Acceleration Events” in Section 8(a) and “Termination Settlement” in Section 8(b).

Tender Offer:	The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	For the purposes of Section 8(a)(vi) hereof, the definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions is hereby amended as follows:

a. Adding the words “or Hedge Positions” after the word “Shares” in clause (X) thereof;

b. The words “a party to such Transaction” in the fifth line are replaced with “Dealer”;

c. The word “it” in the seventh line is replaced with “either party”;

d. Any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date; and

e. Replace the parenthetical beginning after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

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Failure to Deliver:	Applicable, if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof, (ii) deleting clause (C) of the second sentence thereof and (iii) replacing “either party” in the fourth sentence thereof with “Hedging Party”.

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (ii)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

Initial Stock Loan Rate:	50 basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Dealer or any of its affiliates.

Determining Party:	For all applicable Extraordinary Events and Acceleration Events (as defined below), Dealer.

Non-Reliance\ Agreements and Acknowledgments Regarding Hedging Activities\Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to (A) a wholly-owned subsidiary of Dealer, whose obligations hereunder are fully and unconditionally guaranteed by Dealer or any guarantor of Dealer, or (B) any other wholly-owned direct or indirect subsidiary of Dealer with a long-term issuer rating equal to or better than the credit rating of Dealer at the time of transfer without the consent of Counterparty; provided that, at all times, Dealer or any transferee or assignee or other recipient of rights, title and interest, powers, privileges and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9, W-8IMY (indicating “qualified derivatives dealer” status) or W-8ECI with respect to any payments or deliveries under the Agreement.

2. Calculation Agent:	Dealer or any of its affiliates, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five (5)

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Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment, determination, or election pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall make such adjustment, determination, or election in a commercially reasonable manner by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

3. Account and Notices Details:

(a) Account for delivery of Shares to Dealer:	To be furnished.

(b) Account for delivery of Shares to Counterparty:	To be furnished.

(c) Account for payments to Dealer:	To be furnished.

(d) Account for payments to Counterparty:	To be furnished.

(e) For purposes of this Confirmation:

(i)	Address for notices or communications to Dealer:

Bank of America, N.A.

c/o BofA Securities, Inc.

Bank of America Tower at One Bryant Park

New York, New York 10036

Attn: Rohan Handa

Telephone: 646-855-8654

Email: rohan.handa@baml.com

(ii)	Address for notices or communications to Counterparty:

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

E-mail: achien@mgpreit.com

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4. Offices:

(a)	The Office of Dealer for this Transaction is: New York.

(b)	The Office of Counterparty for this Transaction is: Inapplicable, Counterparty is not a Multi-branch Party.

5. Other provisions:

(a)

Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction or waiver by Dealer of the following conditions: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement dated the date hereof between Counterparty, the representatives of the several underwriters named in Schedule A thereto, and the Forward Sellers (as such term is defined therein) (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Counterparty are true and correct on such date as if made as of such date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to such date, (iii) the condition that Counterparty has delivered to Dealer an opinion of counsel dated as of the Effective Date, in form and substance as previously agreed between Counterparty and Dealer; provided that any such opinion may contain customary exceptions and qualifications, (iv) all of the conditions set forth in Section 3 of the Underwriting Agreement and (v) the condition, as determined by Dealer in good faith and in a commercially reasonable manner, that neither of the following has occurred (A) Dealer is unable to borrow and deliver for sale a number of Shares equal to the Initial Number of Shares to establish its commercially reasonable hedge position, or (B) in Dealer’s commercially reasonable judgment either it is impracticable to do so or Dealer would incur a stock loan cost of more than a rate equal to 200 basis points to do so (in which event this Confirmation shall be effective but the Number of Shares for this Transaction shall be the number of Shares Dealer (or its affiliated Forward Seller) is required to deliver in accordance with Section 2(a) of the Underwriting Agreement).

(b)

Underwriting Agreement Representations and Warranties. On the Trade Date and on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Underwriting Agreement.

6. Agreements and Acknowledgments Regarding Shares:

(a)

Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Dealer for this Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(b)

Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer (or its affiliates) hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

EXECUTION VERSION

(c)

Counterparty agrees and acknowledges that Dealer (or its affiliates) will hedge Dealer’s exposure to this Transaction by selling Shares borrowed from third-party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Initial Number of Shares) delivered, pledged or loaned by Counterparty to Dealer (or its affiliates) in connection with this Transaction may be used by Dealer (or its affiliates) to return to securities lenders without further registration or other restrictions under the Securities Act irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 8(c) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or its affiliates) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(d)

Counterparty agrees and acknowledges that Counterparty has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the Share Cap, solely for the purpose of settlement under this Transaction.

(e)

Unless the provisions set forth under Section 8(c) below are applicable, Dealer agrees to use or cause its affiliates to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Transaction.

(f)

In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Dealer shall use its reasonable efforts, based on the advice of counsel, to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases, taking into account any applicable Securities and Exchange Commission no action letters, as appropriate.

7. Additional Representations, Warranties and Covenants:

(a)

Eligible Contract Participant. Each party represents that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended), the Agreement and this Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(b)

Tax Disclosures. Notwithstanding any provision in this Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(c)

No Manipulation. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that Counterparty is not entering into this Transaction or making any election hereunder to create, and will not engage in any other securities or derivative transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

EXECUTION VERSION

(d)

No Accounting Representations. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of this Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity or under FASB’s Liabilities & Equity Project.

(e)

Regulatory Filings. Counterparty represents and warrants to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that each of Counterparty’s filings that are required to be filed under the Exchange Act have been filed with the Securities and Exchange Commission and, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of material fact or any omission of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)

No Deposit Insurance. Counterparty understands and acknowledges that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(g)

Solvency. Counterparty represents and warrants to Dealer on the Trade Date and on any date when Counterparty designates a Settlement Date that it is not, and entering into, performing or settling this Transaction will not cause it to be, insolvent, its financial condition is such that it has no need for liquidity with respect to its investment in this Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness, its investments in and liabilities in respect of this Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with this Transaction, including the loss of its entire investment in this Transaction.

(h)

Purchases of Shares. Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might reasonably be expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty.

(i)

No Distribution. Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) or 102(b)(7) of Regulation M, that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(j)

No Material Non-public Information. Counterparty represents and warrants to Dealer on the Trade Date, on each date on which Dealer or its affiliates makes a sale pursuant to a prospectus in connection with a hedge of this Transaction and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to this Transaction that it is not in possession of and is not aware of any material non-public information with respect to Counterparty or the Shares.

(k)

Rule 10b-18. Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) under the Exchange Act by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding

EXECUTION VERSION

the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18). During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or Counterparty expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(l)

Rule 10b5-1. Counterparty and Dealer intend that, following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer (or its affiliates) during any Unwind Period comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Transaction under Rule 10b5-1. Counterparty and Dealer acknowledge and agree that Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any transactions in Shares during any Unwind Period, including, without limitation, the price it pays or receives per Share pursuant to such transactions or whether such transactions are made on any securities exchange or privately. Counterparty acknowledges that Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. It is the intent of Counterparty and Dealer that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and Counterparty shall take no action that results in this Transaction not so complying with such requirements.

(o)

Reporting Requirements. To Counterparty’s knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act or Article VIII of the Amended and Restated Limited Liability Company Agreement of MGM Growth Properties LLC (the “LLC Operating Agreement”).

(p)

Investment Company. Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(q)

Certain Notices. Counterparty will, by the next succeeding Scheduled Trading Day, notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(r)

Authorizations. Counterparty represents and warrants to Dealer that no filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

EXECUTION VERSION

8. Other Provisions

(a)	Acceleration Events. Each of the following events shall constitute an “Acceleration Event”:

(i)

Stock Borrow Event. In the commercially reasonable judgment of Dealer, (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under this Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(ii)

Dividends and Other Distributions. On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceed, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I (such cash dividend, an “Excess Dividend”), (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend) declared by the Issuer that, in the determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer;

(iii)

ISDA Termination. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case (except as otherwise specified herein and except as a result of an Event of Default under Section 5(a)(i) of the Agreement) the provisions of Section 8(b) below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(iv)	Stock Price Event. If any time after the Trade Date the traded price per Share on the Exchange is less than or equal to 50% of the Initial Forward Price;

(v)

Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or stock exchange rules (other than any obligations under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, in each case, as in effect on the Trade Date) or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns,

EXECUTION VERSION

beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity, but excluding any such obligations or requirements pursuant to Section 8.1(d) of the LLC Operating Agreement) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding; or

(vi)	Other ISDA Events. The occurrence of an Announcement Date in respect of any Merger Event, Tender Offer, Nationalization, Insolvency or Delisting, or the occurrence of any Change in Law.

(b)

Termination Settlement. Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date and satisfy any related settlement obligations when due in accordance with all applicable requirements hereunder, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof. Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event. For the avoidance of doubt, if Dealer designates a Termination Settlement Date pursuant to an Acceleration Event due to an Excess Dividend or an Extraordinary Dividend as described in Section 8(a)(ii), no adjustment(s) shall be made to the terms of this contract to account for the amount of such Excess Dividend or Extraordinary Dividend, as applicable.

(c)

Private Placement Procedures. If Counterparty is unable to comply with the provisions of Section 6(c) above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer (or its affiliate) by Counterparty may not be freely returned by Dealer (or its affiliate) to securities lenders as described under such Section 6(c), or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

EXECUTION VERSION

(i)

If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii)

If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(d)

Indemnity. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under this Transaction, any breach or alleged breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or

EXECUTION VERSION

liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty are determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Confirmation or the Agreement. The provisions of this Section 8(d) shall survive any termination or completion of this Transaction and any assignment, transfer and/or delegation of this Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee or transferee of Dealer.

(e)

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(f)

Insolvency Filing. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer (a “Bankruptcy Termination Event”), this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation or the Agreement prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

(g)

Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(h)

Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 8% of the number of then-outstanding Shares or such lower number of Shares as Dealer notifies Counterparty would, in its reasonable judgment of Dealer’s counsel, present legal or regulatory issues for Dealer or its affiliates. The “Outstanding Share Percentage” as of any day is the fraction (a) the numerator of which is the aggregate of (i) the Number of Shares for this Transaction and (ii) the “Number of Shares” (however defined) under all other Forward Contracts (as defined in the Underwriting Agreement) and (b) the denominator of which is the number of Shares outstanding on such day.

(i)

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder,

EXECUTION VERSION

including any “group” of which Dealer or its affiliates is a part, (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 8% of the then outstanding Shares (the “Threshold Number of Shares”), (iii) Dealer would hold 5% or more of the number of Shares or 5% or more of Counterparty’s outstanding voting power as of the Trade Date (the “Exchange Limit”), or (iv) such acquisition would result in a violation of any restriction on ownership and transfers set forth in Article VIII of the LLC Operating Agreement (the “Counterparty Stock Ownership Restriction”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would result in a violation of the Counterparty Stock Ownership Restriction. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would not directly or indirectly hold in excess of the Exchange Limit, or (iv) such delivery would not result in a violation of the Counterparty Stock Ownership Restriction, as applicable.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

Counterparty represents and warrants to, and agrees with Dealer that, ownership positions of Counterparty’s common stock held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary (where Dealer and such affiliates have no economic interest in such positions) do not constitute “ownership” by Dealer, and Dealer shall not be deemed or treated as the beneficial or constructive “owner” of such positions, in each case, for purposes of Article VIII of the LLC Operating Agreement, except for purposes of Section 8.1(d) thereof, and Counterparty shall interpret the LLC Operating Agreement in accordance with the foregoing.

Dealer represents and warrants that, as of the Trade Date, if Dealer received the maximum number of Shares hereunder assuming both (i) Physical Settlement applies and (ii) no restrictions on the delivery of Shares hereunder were applicable, then the Counterparty Stock Ownership Restriction would not apply so as to limit the number of Shares that Dealer could receive hereunder.

(j)

Other Forward(s). Counterparty agrees that it shall not cause to occur, or permit to exist, an Unwind Period at any time there is an “Unwind Period” (or equivalent concept) under any substantially identical confirmation) with any financial institution other than Dealer.

(k)	[Reserved].

(l)

U.S. Resolution Stay Protocol. The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”) page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be

EXECUTION VERSION

deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Party A replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(m)

Tax Provisions. For the purpose of Section 3(e) of the Agreement, each of Counterparty and Dealer makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

For the purpose of Section 3(f) of the Agreement:

Counterparty represents that it is a U.S. person for U.S. federal income tax purposes.

Dealer makes the following representations:

(i) It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(ii) It is a national banking association organized and existing under the laws of the United States of America and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M).

EXECUTION VERSION

For the purpose of Section 4(a)(i) of the Agreement:

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered
Dealer	Internal Revenue Service Form W-9 or applicable W-8 or its successor form.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

Counterparty	Internal Revenue Service Form W-9, or its successor form, with the “C Corporation” box checked on line 3 thereof.	(i) Upon execution of the Agreement, (ii) promptly upon reasonable demand by the Counterparty and (iii) promptly upon learning that any such form previously provided by Dealer has become obsolete or incorrect.

(n)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(o)

Status in Bankruptcy. Subject to Section 8(f), Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to this Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.

(p)

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under this Transaction are not secured by any collateral.

(q)

Determining Party’s Actions. For the avoidance of doubt, whenever the Determining Party is called upon to act, exercise judgement or discretion in any way, the Determining Party shall do so in good faith and in a commercially reasonable manner.

(r)

Set-Off and Netting. Dealer agrees not to set-off or net amounts due from Counterparty with respect to this Transaction against amounts due from Dealer to Counterparty under obligations other than Equity Contracts (as defined in the Agreement). Section 2(c) of the Agreement as it applies to payments due with respect to this Transaction shall remain in effect and is not subject to the first sentence of this provision. The parties agree that Section 6(f) of the Agreement is amended to read as follows:

“Upon the occurrence of an Event of Default or Termination Event with respect to either party as the Defaulting Party or the Affected Party (“X”), the Non-defaulting Party or Non-affected Party, as applicable (“Y”), will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under

EXECUTION VERSION

the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision.

“Equity Contract” shall mean, for purposes of this Section 6(f), any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into USD at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.”

Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

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EXECUTION VERSION

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to Dealer.

Very truly yours,
Bank of America, N.A.

By:	/s/ Jake Mendelsohn
	Name:	Jake Mendelsohn
	Title:	Managing Director

EXECUTION VERSION

Confirmed

as of the date first above written:

MGM Growth Properties LLC

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

EXECUTION VERSION

SCHEDULE I

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
Trade Date	USD	0.00
December 30, 2019	USD	0.47
March 30, 2020	USD	0.47
June 29, 2020	USD	0.47
Maturity Date	USD	0.00